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                                                                   Exhibit 1


NEWS RELEASE
THE LACLEDE GROUP
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                                       720 OLIVE STREET, ST. LOUIS, MO 63101

                                           CONTACT: Richard N. Hargraves
                                                    (314) 342-0652


LACLEDE GROUP'S NEW SM&P SUBSIDIARY
HAS A POSITIVE IMPACT ON 3RD QUARTER EARNINGS

         ST. LOUIS, MO (July 25, 2002) -- The Laclede Group (NYSE: LG) today announced that earnings from its new subsidiary, Indiana-based SM&P Utility Resources, Inc., acquired in January 2002, had a major impact on the Group's improved third quarter period-to-period results.
         For the quarter ended June 30, 2002, the third quarter of its fiscal year, The Laclede Group reported a loss of $.05 per share compared with a loss of $.20 per share for the same period last year.
         Earnings from SM&P, one of the nation's largest underground utility locating services, accounted for more than two-thirds of the quarter-over-quarter improvement. One of the features that attracted The Laclede Group to SM&P was its revenue stream, which runs counter-seasonal to the natural gas sales of Laclede Gas Company, the Group's primary subsidiary. Laclede Gas' regulated utility operations also reported modest improvement this quarter over last year, primarily from higher natural gas sales resulting from cooler weather and revenues from a general rate increase implemented last December. However, the elimination of the utility's highly successful Gas Supply Incentive Program (GSIP) by state regulators at the end of Fiscal 2001 continues to deny

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significant benefits to the company and its customers and is having a significant offsetting impact on quarterly and fiscal 2002 year-to-date earnings.
         Although this year's third quarter was cooler than last year, weather overall for the first three quarters of fiscal year 2002 was 22% warmer than the same period last year. The resulting lower gas sales, combined with the loss of GSIP earnings, were only partially offset by revenues from the general rate increase, producing earnings for the first nine months of the fiscal year of $1.46 per share, compared with $1.88 per share for the same period last year.
         The utility is taking steps to mitigate these factors, including working within the regulated environment to address both earnings levels, through rates that more appropriately reflect its costs, and earnings volatility, by designing a method to mitigate the significant impact weather can have on the utility's earnings. Similarly, Laclede Gas has sought judicial review of the Missouri Public Service Commission's GSIP decision. The results of these efforts are yet to be determined.
         Due to the seasonal nature of the gas utility's business, The Laclede Group's earnings are typically concentrated in the first six months of the fiscal year, which corresponds with the heating season. SM&P should continue to produce results that are accretive to earnings in the fourth quarter, but the scope of its contribution is expected to be more than offset by the costs of operating and maintaining the core utility's 15,000-mile natural gas distribution and storage system, which the utility must continue to incur through these warm-weather months, typically without generating significant revenue.
          The Company stands by its earlier statement that fiscal 2002 earnings are expected to be in the range of $1.17 to $1.22.
         Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which


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         are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ending June 30, 2002, to be filed with the Securities and Exchange Commission.


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                                                           UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME


THE LACLEDE GROUP, INC.
(In Thousands Except Per Share Amounts)

                                                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                                         JUNE 30,                  JUNE 30,
                                                                                  ----------------------    ---------------------
                                                                                     2002         2001         2002        2001
                                                                                     ----         ----         ----        ----
OPERATING REVENUES:
     Utility operating revenues                                                   $  87,284    $ 104,195    $ 527,297   $ 844,143
     Non-utility operating revenues                                                  59,997       18,706      102,091      66,525
                                                                                  ---------    ---------    ---------   ---------
                                                   Total operating revenues         147,281      122,901      629,388     910,668
                                                                                  ---------    ---------    ---------   ---------

OPERATING EXPENSES:
    Utility operating expenses
         Natural and propane gas                                                     41,565       57,611      313,274     600,524
         Other operation expenses                                                    25,497       24,784       80,577      78,617
         Maintenance                                                                  4,547        4,827       13,179      14,373
         Depreciation and amortization                                                6,106        6,560       18,741      19,603
         Taxes, other than income taxes                                               9,752       11,553       41,088      56,831
                                                                                  ---------    ---------    ---------   ---------
                                           Total utility operating expenses          87,467      105,335      466,859     769,948
    Non-utility operating expenses                                                   55,830       18,316      100,770      64,751
                                                                                  ---------    ---------    ---------   ---------
                                                   Total operating expenses         143,297      123,651      567,629     834,699
                                                                                  ---------    ---------    ---------   ---------
OPERATING INCOME (LOSS)                                                               3,984         (750)      61,759      75,969
OTHER INCOME AND INCOME DEDUCTIONS - NET                                                (76)        (100)         673       1,456
                                                                                  ---------    ---------    ---------   ---------
INCOME (LOSS) BEFORE INTEREST AND INCOME TAXES                                        3,908         (850)      62,432      77,425
                                                                                  ---------    ---------    ---------   ---------

INTEREST CHARGES:
    Interest on long-term debt                                                        5,205        4,414       15,615      13,168
    Other interest charges                                                            1,129        2,361        3,868       9,080
                                                                                  ---------    ---------    ---------   ---------
                                                     Total interest charges           6,334        6,775       19,483      22,248
                                                                                  ---------    ---------    ---------   ---------
DIVIDENDS ON PREFERRED STOCK - LACLEDE GAS                                               16           22           52          66
                                                                                  ---------    ---------    ---------   ---------
INCOME (LOSS) BEFORE INCOME TAXES                                                    (2,442)      (7,647)      42,897      55,111
INCOME TAX EXPENSE (BENEFIT)                                                         (1,532)      (3,952)      15,350      19,626
                                                                                  ---------    ---------    ---------   ---------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK                                      $    (910)   $  (3,695)   $  27,547   $  35,485
                                                                                  =========    =========    =========   =========


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                          18,878       18,878       18,878      18,878
EARNINGS (LOSS) PER SHARE OF COMMON STOCK                                         $   (0.05)   $   (0.20)   $    1.46   $    1.88


NOTE:  CERTAIN PRIOR-PERIOD AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT-YEAR PRESENTATION.
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